Exhibit 10.8

MasterCard Worldwide
Human Resources
2000 Purchase, NY 10577-2509
tel. 914-249-2000
www.mastercard.com

Revised: June 15, 2011
June 10, 2011

Ms. Ann Cairns

Dear Ann,

We are happy to confirm the revised terms of MasterCard's offer of employment to you, on an employment-at-will basis, for the position of President, International Markets, based initially in the London office, reporting to Ajay Banga, President and Chief Executive Officer, MasterCard International Incorporated. You may accept MasterCard's offer on the terms described in this letter by signing and returning it in accordance with the instructions set forth below.

Your anticipated start date is August 22, 2011. Your base salary, calculated on an annualized basis, will be in the gross amount of £336,000 less payroll deductions required by law. Your base salary will be payable in accordance with the Company's payroll practices in the United Kingdom.

You will receive a one-time sign-on bonus of £731,700 (less lawful deductions), which will be provided to you shortly after you join MasterCard. The sign-on represents your prorated, non-deferred cash bonus, and the cash value of stock options that you will forgo by joining MasterCard and the equity in your business that you have accumulated (Founders Grant). If your employment ends for any reason other than position elimination, death or disability within twelve (12) months of commencing employment, you must repay this sign-on bonus to the Company within thirty days of your date of termination. In addition, if your deferred compensation balance is not paid to you by your current employer, you will receive a second sign-on bonus (less lawful deductions) to cover the forfeited amount. We will set forth the terms and amount of that payment, if and when necessary.

Subject to the terms of the program, you will be eligible to participate in the MasterCard Annual Incentive Compensation Program (AICP). Payouts for this bonus program are based on a combination of corporate, business unit and individual performance. This position currently has a targeted payout of 115% of base salary (with an award cap of 250% of incentive target). Your bonus will be prorated for the 2011 calendar year. Bonus amounts are based upon the CEO and Board of Directors assessment of attainment of established performance goals and are not guaranteed. An example of the bonus plan leverage is attached.

In 2011, you will be nominated for a restricted stock unit grant under the MasterCard Long-Term Incentive Plan (LTIP) in the amount of $1,250,000. The award will vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and the final 50% will vest on the third anniversary of the grant. In 2012, you will also be nominated for a grant of approximately $1,250,000. The 2012 grant will consist of stock options, shares or units similar to other employees at your level. All stock awards are made in accordance with the terms of the LTIP and an applicable award agreement, which you will be required to sign as a condition of receipt of such award. Prior to receiving your initial grant, you must execute MasterCard's standard non-competition agreement for employees at your level. Please note that LTIP participation does not constitute a guarantee of employment and future participation in the LTIP is solely at the discretion of management and contingent upon Board approval.

Based upon the nature of the position offered, beginning on your date of hire, you will be deemed an “access employee” pursuant to the Company's “Policies and Procedures for Trading in Securities of MasterCard Incorporated by Directors, Executive Officers and Access Employees,” a copy of which is attached. Please review this policy carefully, as it strictly governs all trading activity by you and certain members of your family in securities of MasterCard Incorporated and its subsidiaries. You will also be considered a section 16 officer as defined in the Securities and Exchange Act of 1934, as amended.

MasterCard United Kingdom employment terms and conditions, such as benefits, will apply. Details of these plans will be provided to you. The vacation plan is 25 days per year, prorated for your service in your year of hire.

No later than one year after your date of hire, the location of this position will be reviewed with the President and Chief Executive Officer to determine whether continuation of this position based in the UK is appropriate for the business or whether a move to the United States headquarters is warranted.  If the latter is decided, relocation assistance will be provided according to the company plan.  Terms and conditions of employment would then be U.S. based and your compensation will be aligned to the U.S. compensation structure for this executive position in the company. This offer is contingent upon our completing a satisfactory check of academic, business and other references and your execution of the MasterCard Incorporated Non-Disclosure and Agreement and any other required documents or pre-hire screening. This offer of employment also is contingent upon your representation to MasterCard that no agreement, commitment, arrangement or understanding (whether oral or written), in any way conflicts with or limits your ability to commence employment or perform fully your job duties with MasterCard.

You represent and agree that to the maximum extent required by law or contract (i) you have not taken and will not take, and/or will return or (with the consent of your former employer) destroy without retaining copies, all proprietary and confidential materials of your former employer; (ii) you will not use any confidential, proprietary or trade secret information in violation of any contractual or common law obligation to your former employer; and, (iii) you will not violate any legal, contractual or other obligation to your prior employer(s).

Neither this offer letter nor any other company guidelines, policies or practices, or anyone's statement can create an employment contract. The company has the maximum discretion and right, with or without notice, and for any reason, in an individual case or generally, to change or terminate any of its guidelines, policies, practices, working conditions, plans, or benefits at any time. No one is authorized to provide any employee with an employment contract unless the contract is in writing and signed by the President and Chief Executive Officer or the Chief Human Resources Officer of MasterCard.

We look forward to your joining MasterCard. We welcome your professional contributions and trust that you will find the position both professionally rewarding and challenging. As confirmation of your acceptance of our offer, please sign this offer letter below, scan, and return to Stephanie_Voquer@MasterCard.com

Should you have any questions, please do not hesitate to contact me at .

Sincerely,

/s/ Stephanie Voquer
Stephanie Voquer
Chief Human Resource Officer

I hereby accept this offer of employment based upon the above stated terms and conditions.

/s/ Ann Cairns                      17 June 2011
Ann Cairns                        Date

Attachments:     - Policies and Procedures for Trading in Securities of MasterCard Incorporated by
     Directors, Executive Officers and Access Employees
- MasterCard Incorporated Long Term Incentive Plan Non-Competition and
Non-Solicitation Agreement
- MasterCard Worldwide Non-Disclosure Agreement and Assignment
- MasterCard International Incorporated Executive Severance Plan
- MasterCard International Incorporated Change-In-Control Severance Plan
- Example of Bonus Plan Leverage